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                                                                    Exhibit 3(b)

                             UNDERWRITING AGREEMENT


         This AGREEMENT is made this 1st day of May, 1999 by and between THE VARIABLE ANNUITY LIFE INSURANCE COMPANY ("VALIC"), THE VARIABLE ANNUITY LIFE INSURANCE COMPANY SEPARATE ACCOUNT A (the "ACCOUNT") and A.G. DISTRIBUTORS, INC. ("A.G. DISTRIBUTORS").

         VALIC, the ACCOUNT and A.G. DISTRIBUTORS RECOGNIZE THE FOLLOWING:

                  a. VALIC is a life insurance company organized under Chapter 3 of the Texas Insurance Code.

                  b. The ACCOUNT is a separate account established by VALIC under Section 7 of Article 3.72 of the Texas Insurance Code to fund certain individual variable annuity contracts issued by VALIC and the ACCOUNT. The variable annuity contracts give rise to security interests in the ACCOUNT. Under the Texas Insurance Code, the ACCOUNT's assets will not be chargeable with liabilities arising out of any other business which VALIC may conduct, but will be held and applied exclusively for the benefit of the owners, participants and beneficiaries of the variable annuity contracts. The Account is a registered unit investment trust under the Investment Company Act of 1940.

                  c. A.G. DISTRIBUTORS is organized under the laws of Delaware. It was established for the purpose of marketing certain variable annuity contracts issued by VALIC, the ACCOUNT and certain affiliates of VALIC. A.G. DISTRIBUTORS is a registered broker-dealer under the Securities Exchange Act of 1934 and is a member of the National Association of Securities Dealers ("NASD"). It has facilities for marketing variable annuity contracts.

         VALIC, the ACCOUNT and A.G. DISTRIBUTORS, THEREFORE, AGREE AS FOLLOWS:

1.       Principal Underwriting

                  A.G. DISTRIBUTORS shall act as the principal underwriter for the offer, sale and distribution, throughout the world, of the variable annuity contracts of which VALIC and the ACCOUNT are the issuers ("Contracts") in each state and other jurisdiction in which the Contracts may be lawfully sold.

                  A.G. DISTRIBUTORS shall report periodically to VALIC Board of Directors regarding the performance of services under this Agreement.

2.       Sale of Contracts

                  A.G. DISTRIBUTORS shall use its best efforts to obtain applications for the purchase of the Contracts under such terms as may be provided in the Contracts and the then


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current prospectus relating to the Contracts. A.G. DISTRIBUTORS, however, shall not solicit applications at any time when it has received notice from VALIC or the ACCOUNT that issuance of the Contracts have, for any reason, been temporarily or permanently suspended or discontinued.

                  A.G. DISTRIBUTORS shall offer and sell the Contracts through insurance agents of VALIC who are duly and appropriately licensed for the sale of the Contracts in each state or other jurisdiction. It shall transmit completed applications for the Contracts to VALIC for acceptance and rejection in accordance with VALIC's underwriting rules. It shall cause initial purchase payments under the Contracts to be made by check payable to VALIC and to be transmitted promptly to VALIC.

3.       Allocation of Sale Proceeds

                  VALIC shall pay into the ACCOUNT proceeds from the sale of the Contracts, less any deductions determined in accordance with the Contracts with the then current prospectus relating to the Contracts. VALIC shall receive the amounts deducted in accordance with the Contracts and then current prospectus.

4.       Underwriter's Compensation

                  VALIC shall pay such amounts to A.G. DISTRIBUTORS as shall be required (a) to reimburse A.G. DISTRIBUTORS for all reasonable expenses incurred in connection with the sale of the Contracts, including a reasonably allocable portion of A.G. DISTRIBUTORS' overhead expenses and (b) to enable A.G. DISTRIBUTORS to meet the net capital requirements for broker-dealers under the Securities Exchange Act of 1934 on a continuing basis.

5.       Books and Records

                  VALIC, the ACCOUNT, and A.G. DISTRIBUTORS shall maintain their books, accounts and records as to all transactions hereunder so as to clearly and accurately disclose the nature and details of the transaction and support the reasonableness of the amounts to be paid by VALIC to A.G. DISTRIBUTORS.

6.       Scope of Underwriter's Duties

                  A.G. DISTRIBUTORS, and any affiliated person of A.G. DISTRIBUTORS, shall be free to act as principal underwriter for other separate accounts or for any other person, or to engage in any other business, so long as the services rendered to the ACCOUNT are not impaired.

                  A.G. DISTRIBUTORS shall not be liable to the ACCOUNT, or to any contract owner in the ACCOUNT, for any act or omission in rendering services under this Agreement, so long as there has been no willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties on the part of A.G. DISTRIBUTORS.


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                  Except as otherwise required by the Investment Company Act of
1940, any of the contract owners of the ACCOUNT may be a shareholder, director, officer or employee of, or be otherwise interested in, A.G. DISTRIBUTORS and any affiliated person of A.G. DISTRIBUTORS. Similarly, A.G. DISTRIBUTORS and any affiliated person of A.G. DISTRIBUTORS may have a security interest in the ACCOUNT.

7.       Continuance and Termination

                  This Agreement shall become effective upon execution. It shall continue in force from year to year thereafter. This Agreement shall terminate automatically upon assignment. This Agreement may be terminated at any time by VALIC's Board of Directors or by a vote of a majority of the ACCOUNT'S outstanding variable annuity contract votes, on not more than 60 days, nor less than 30 days, written notice, or upon such shorter notice as may be mutually agreed upon. This Agreement may be terminated by VALIC or A.G. DISTRIBUTORS, upon such notice, so long as the ACCOUNT has entered into another underwriting agreement. Termination shall be without the payment of any penalty.

8.       Applicability of Federal Securities Laws

                  The parties hereto shall comply with, and this Agreement shall be interpreted in accordance with, applicable federal securities laws, including such exceptions as may be granted to VALIC, the ACCOUNT, or A.G. DISTRIBUTORS by the Securities and Exchange Commission or such interpretive positions as may be taken by the Commission or its staff.



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         VALIC, the ACCOUNT, and A.G. DISTRIBUTORS have each caused this
Agreement to be signed on its behalf by a duly authorized officer on the date specified above.

                                        THE VARIABLE ANNUITY LIFE
                                        INSURANCE COMPANY

Attest    /s/ CYNTHIA TOLES             By /s/ JOHN E. ARANT
      ----------------------------        --------------------------------------
                                          John E. Arant

                                        THE VARIABLE ANNUITY LIFE
                                        INSURANCE COMPANY SEPARATE
                                           ACCOUNT A



Attest    /s/ CYNTHIA TOLES             By /s/ JOHN E. ARANT
      ----------------------------        --------------------------------------
                                          John E. Arant



                                        A.G. DISTRIBUTORS, INC.



Attest    /s/ CYNTHIA TOLES             By /s/ BRUCE R. ABRAMS
      ----------------------------        --------------------------------------
                                          Bruce R. Abrams



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